                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of this 30th day of August, 2001 (the "CLOSING DATE"), by and between ANNE HOLCOMBE & ASSOCIATES, INC., a Georgia corporation ("PURCHASER"), and PINNACLE MEDSOURCE, INC., a Delaware corporation ("SELLER").

                                   BACKGROUND

        Seller is a wholly owned subsidiary and operates as a separate division (the "DIVISION") of Medinex Systems, Inc., a Delaware corporation (the "PARENT COMPANY"). Seller is engaged in the business of [the wholesale supply and distribution of durable medical equipment to the home medical equipment market] (the "BUSINESS"). Immediately following the Closing, Parent Company will cause Seller to change its corporate name to a name that does not include and is not confusingly similar to the words "Pinnacle Medsource." Seller wishes to sell, and Purchaser wishes to purchase all of the assets used by the Division to conduct the Business, subject to the Assumed Liabilities, on and subject to the terms and conditions set forth in this Agreement.

                                    AGREEMENT

        Now, therefore, for and in consideration of the mutual representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree:

                     SECTION 1. PURCHASE AND SALE OF ASSETS

        SECTION 1.1 PURCHASE OF ASSETS. On and subject to the terms and conditions of this Agreement, Purchaser hereby purchases and Seller hereby sells, assigns, grants, transfers, and conveys to Purchaser all of the right, title, and interest of Seller in and to all of the assets of Seller assigned to or used by the Division to conduct the Business, except for the Excluded Assets, (collectively, the "PURCHASED ASSETS"), free and clear of any and all liens, claims, charges, security interests, and encumbrances, except for the Assumed Liabilities, as the same exist on the Closing Date, including without limitation:

                (a) All cash in hand, all cash in the bank accounts listed in
        Section 3.4 of the Disclosure Schedule, and all cash in transit;

                (b) All trade accounts, customer notes, chattel paper, and other receivables of Seller relating to the Division (the "ACCOUNTS RECEIVABLE");

                (c) All goods held for resale, all goods in transit, samples, promotional literature, and supplies wherever located (the "INVENTORY") used or held for use by the Division in the conduct of the Business, together with all rights of Seller against suppliers of Inventory including, without limitation, Seller's rights to receive refunds or rebates in connection with its purchase of such Inventory and all assignable warranties of third parties with respect thereto;

                (d) All furniture and fixtures used by or assigned to the Division and any and all assignable warranties covering such Furniture and Fixtures and all computers, machinery,



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

        equipment, tools, parts, accessories, and the like used by or assigned to the Division and any and all assignable warranties covering the Equipment (the "FURNITURE, FIXTURES, AND EQUIPMENT");

                (e) All of the contracts, agreements, and arrangements, whether oral or written, pursuant to which Seller, with respect to the Division, enjoys any right or benefit or undertakes any obligation in its operation of the Business (each individually, a "CONTRACT" and collectively, "CONTRACTS"), together with the right to receive income with respect to the Contracts after the Closing Date.

                (f) All data, databases, books, records, correspondence, accounts, records of sales, customer lists, files, papers, employment records relating to the Hired Employees, and related materials used or held for use by the Division in the conduct of the Business, EXCLUDING, all of Seller's corporate minute books, stock records, and other documents which are not reasonably of use to Purchaser in the conduct of the Business ("BOOKS AND RECORDS");

                (g) All patents, designs, art work, designs-in-progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, and copyrights both registered and unregistered, foreign and domestic, including without limiting the foregoing all right, title, and interest in and to the name "Pinnacle Medsource"; all Trade Secrets, processes, and confidential and proprietary information of Seller; all computer software and modifications thereof, in both source and object code form, licensed to, or authored by, Seller together with all documentation, manuals, flow charts, and logic diagrams related thereto, and the domain name, the URL address, and Internet website known as "www.pinnaclemedsource.com" and its accompanying database and software in both source code and object code versions (the "INTELLECTUAL PROPERTY");

                (h) All catalogues and other printed sales materials, including without limitation, all existing supplies of such catalogues and sales materials and all rights to catalogues and sales materials relating to the Division ("CATALOGUES"); and

                (i) All claims and demands of Seller related to the Division, of whatever nature, including rights to returned or repossessed goods and rights as an unpaid vendor, arising out of the Business of Seller conducted through the Division.

        SECTION 1.2 EXCLUDED ASSETS. Seller shall not sell and Purchaser shall not purchase or acquire, and the Purchased Assets shall not include the corporate franchise of Seller, the stock record books, corporate record books containing minutes of meetings of directors and stockholders, tax returns and records, books of account and ledgers of Seller, and such other records having to do with Seller's organization or capitalization; and any rights which accrue or will accrue to Seller under this Agreement (collectively, the "EXCLUDED ASSETS").

        SECTION 1.3 ASSUMED LIABILITIES. Purchaser hereby assumes responsibility for the prompt, complete and timely performance and satisfaction of (a) the executory obligations of Seller under all Contracts, BUT EXCLUDING all obligations or liabilities arising from or relating to any breach or default thereunder by Seller prior to the Closing Date, AND (b) (i) all trade accounts payable EXCEPT any trade accounts payable that constitutes an Excluded Liability hereunder; (ii) all executory obligations under the office lease dated March 16, 1998, as amended by Lease Amendment #1 dated February 7, 2000 and Lease Amendment #2 dated February 28, 2001, for the office and warehouse premises located at 225 Curie Drive, Suite 600, Alpharetta, Georgia; (iii) all executory obligations for the current payroll period of August 18, 2001 to August 31, 2001, and additionally any accrued sick and vacation time for current



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

employees as of the Closing Date; and (iv) all obligations under financing leases for vendor accounts payable for inventory purchases. The obligations and liabilities described in this Section 1.3 are herein collectively referred to as the "ASSUMED LIABILITIES."

        SECTION 1.4 EXCLUDED LIABILITIES. PURCHASER SHALL NOT ASSUME OR BE OR BECOME LIABLE FOR ANY LIABILITY OR OBLIGATION OF SELLER, WHETHER KNOWN, UNKNOWN, ABSOLUTE, CONTINGENT, OR OTHERWISE, THAT IS NOT AN ASSUMED LIABILITY, including without limitation any liability or obligation of Seller (i) arising from the litigation between Seller and Stephen Miller pursuant to Case No. 00VS006191-E, Stephen Miller v. Pinnacle Medsource, Inc. and Medinex Systems, Inc. filed in the Clerk of Court's office for the State Court of Fulton County, Georgia on [July 6, 2001]; (ii) arising from that certain Letter of Intent dated July 15, 2001 between Seller/Parent Company and Simra Enterprises Inc.; (iii) arising from Seller's or Parent Company's use and implementation of any web-based, e-commerce transactions related to the Division and its conduct and operation of the Business through the URLs "discountmedmarket.com" or "Medinex.com"; (iv) arising from any invoices for Seller's and/or Parent Company's web hosting, licensing, and services administration contract with "Sites That Sell", providing for web hosting and administrative service and support; (v) for all costs and expenses of continuing in full force and effect the existing health insurance benefits provided to all Hired Employees immediately prior to the Closing Date, through September 30, 2001; (vi) arising from any obligations and liabilities of Seller to Parent Company, including without limitation any payment or other obligation under the promissory note of Seller in favor of Parent Company with a principal balance of approximately $85,896 as of June 30, 2001; and (vii) arising from any obligation of Seller to The Business House for any broker, finder, or other fees associated with the making and execution of this Agreement. The liabilities and obligations of Seller described in this
Section 1.4 are hereinafter collectively referred to as the "EXCLUDED LIABILITIES."

                      SECTION 2. PURCHASE PRICE AND CLOSING

        SECTION 2.1 PURCHASE PRICE. The Purchase price for the Purchased Assets and the Restrictive Covenants is Three Hundred Twenty-Five Thousand Dollars ($325,000.00) (the "PURCHASE PRICE").

        SECTION 2.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by payment of $50,000.000 in cash at Closing and $25,000.00 payable in cash on September 7, 2001 (together, the "INITIAL PURCHASE PAYMENT"), with the outstanding balance of the Purchase Price MINUS all amounts previously paid, payable in cash (the "FINAL PURCHASE PAYMENT") by Purchaser on the earlier of
(i) the date on which Purchaser consummates its loan transaction with First Colony Bank or other lender acceptable to Purchaser for this purpose, or (ii) the 21st day after the Closing Date, PROVIDED HOWEVER, that this 21 day period shall be tolled for any period during which any court or other governmental entity issues any order or decision to prevent, prohibit, or otherwise frustrate, or any other action is taken to prevent, prohibit, or otherwise frustrate, the consummation of all the transactions contemplated by this Agreement including without limitation any action taken by Stephen Miller or any action related to the litigation against Seller and Parent Company by Stephen Miller referenced in Section 1.4(i). All payments shall be made by certified check payable to Seller or wire transfer to an account designated in writing by Seller.

        SECTION 2.3 TIME AND PLACE OF CLOSING. The closing of the purchase and sale of the Purchased Assets (the "CLOSING") was held at the offices of Baker, Donelson, Bearman & Caldwell, PC, 3490 Piedmont Road, Suite 650, Atlanta, Georgia 30305, at 10:00 a.m. on the Closing Date. The effective time of the closing and the transfer of the Purchased Assets to Purchaser was 12:00 a.m. on the Closing Date. The parties exchanged original signatures at the Closing.



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        SECTION 2.4 DELIVERIES AT THE CLOSING.

                (a) At the Closing, Purchaser delivered the following to Seller:

                        (i) The Agreement and such assumption agreements as were
                reasonably requested by Seller, executed by Purchaser;

                        (ii) The Purchase Price in the manner described in
                Section 2.2 hereof; and

                        (iii) A certificate of the Secretary of Purchaser dated
                the Closing Date, attaching copies of resolutions of the Board of Directors of Purchaser authorizing Purchaser's execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby.

                (b) At the Closing, Seller delivered the following:

                        (i) The Agreement, and such bills of sale and
                assignments as were reasonably requested by Purchaser, each executed by Seller, all of which together effectively vest in Purchaser good and valid title to each of the Purchased Assets free and clear of all liens, restrictions, and encumbrances except for Assumed Liabilities;

                        (ii) Written consents of all third parties necessary to
                the Purchaser's use and enjoyment of the Purchased Assets, in form, scope, and substance reasonably satisfactory to Purchaser;

                        (iii) Statement of Income and Expenses and Balance Sheet
                of Seller for the twelve months then ended June 30, 2001, prepared in accordance with GAAP (the "CLOSING BALANCE SHEET");

                        (iv) A search of filings made pursuant to Section 9 of
                the Uniform Commercial Code (conducted through a date reasonably proximate in time to the Closing Date) in each jurisdiction in which any of the Purchased Assets are located; and

                        (v) A certificate of the Secretary of Seller dated the
                Closing Date, attaching copies of resolutions of the Board of Directors of Seller authorizing Seller's execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby.

        SECTION 2.5 TRANSFER EXPENSES. Seller shall pay all sales and transfer taxes levied on the transfer of the Purchased Assets, if any. Ad valorem taxes relating to the Purchased Assets shall be prorated as of the Closing Date.

        SECTION 2.6 ALLOCATION OF PURCHASE PRICE. The consideration paid for the Purchased Assets shall be allocated among the Purchased Assets and the Restrictive Covenants in accordance with the provisions contained in Treasury Regulation Section 1.1060-1T(d). The parties agree to be bound by such allocation and to report the transaction contemplated herein for federal income tax purposes in accordance with such allocation. In furtherance of the foregoing, the parties hereto agree to execute and deliver Internal Revenue Service Form 8594 reflecting such allocation.



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

     SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT COMPANY

        For the purpose of inducing the Purchaser to purchase the Purchased Assets and assume the Assumed Liabilities, Seller represents and warrants to Purchaser as follows:

        SECTION 3.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all corporate power and authority to conduct the Business, and to own, lease, or operate the Purchased Assets in the places where the Business is conducted and the Purchased Assets are owned, leased, or operated. All of the Purchased Assets are located at the address set forth on SECTION 3.1 of the Disclosure Schedule.

        SECTION 3.2 AUTHORITY. Each of Seller and Parent Company has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by each of Seller and Parent Company has been duly and validly authorized and approved by all necessary action on the part of Seller and Parent Company. Parent Company has taken all necessary corporate action authorizing Seller as a wholly owned subsidiary of Parent Company, and further authorizing Parent Company's its officers, agents, and representatives, to consummate the purchase, sale, and delivery of the Business by Seller and all other transactions contemplated by this Agreement. This Agreement is the legal, valid, and binding obligation of each of Seller and Parent Company enforceable against Seller and Parent Company in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and to the exercise of judicial discretion in accordance with general equitable principles. Neither the execution and delivery of the Agreement by Seller and Parent Company nor the consummation by Seller and Parent Company of the transactions contemplated hereby will (i) violate either of Seller's and Parent Company Certificate of Incorporation or Bylaws, both as currently in effect, (ii) violate any provisions of law or any order of any court or any governmental unit to which either of Seller or Parent Company is subject, or by which any of the Purchased Assets are bound, or conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Seller or Parent Company is a party or by which it or any of the Purchased Assets are bound, including without limitation that certain Letter of Intent dated July 15, 2001 between Pinnacle Medsource, Inc. and Simra Enterprises, Inc., (iii) result in the creation of any lien, charge, or encumbrance upon any of the Purchased Assets; or (iv) result in the acceleration or increase in the amount of the Assumed Liabilities.

        SECTION 3.3 PURCHASED ASSETS. Except as listed in SECTION 3.3 of the Disclosure Schedule, Seller has good, merchantable title to the Purchased Assets, free of any liens, claims, charges, security interests, and encumbrances.

        SECTION 3.4 DEPOSITORY ACCOUNTS. SECTION 3.4 of the Disclosure Schedule contains a true, correct, and complete listing of each bank, savings and loan association, brokerage house, or other financial institution with which Seller has an account, line of credit, safe deposit box, or other relationship, the account numbers thereof, and names of persons authorized to act in connection therewith. Except as set forth in Section 3.4 of the Disclosure Schedule, Seller has no bank account, brokerage account, line of credit, or safe deposit box. Neither Seller nor Parent Company has taken or withdrawn or caused to be taken or withdrawn from any depository account of Seller any amounts outside the ordinary course of business consistent with past practice.

        SECTION 3.5 ACCOUNTS RECEIVABLE. An aged listing of the Accounts Receivable of Seller with respect to the Division is attached to SECTION 3.5 of the Disclosure Schedule (the "ACCOUNTS RECEIVABLE"). All Accounts Receivable represent sales actually made, or services actually performed, in



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the ordinary course of business in bona fide transactions completed in accordance with the terms and provisions contained in any documents or oral agreements related thereto. The Accounts Receivable are collectible in full net of any reserves accounted for on the Closing Balance Sheet. There are no setoffs, counterclaims, and disputes asserted against, and no discounts or allowances from, the Accounts Receivable except as set forth in the Closing Balance Sheet.

        SECTION 3.6 INVENTORY. Seller does not manufacture, sell, or lease any goods, merchandise, or products which give rise to implied warranties or products liability. All Inventory (i) is of a quantity and quality usable and saleable in the regular and ordinary course of the Business, and is located on the Leased Premises consistent with past practices, (ii) has been acquired by Seller only in bona fide transactions entered into in the ordinary course of business, (iii) is not valued in excess of the lower of cost (based on a [First][Last]-In First-Out basis) or net realizable market value, (iv) as of the Closing Date will be owned by Seller free and clear of any and all consignments, liens, claims, charges, and encumbrances, and (v) is not obsolete, defective, or damaged and is (or will be) merchantable and fit for its intended use. No inventory in the hands of any reseller, distributor, or customer may be returned for full or partial credit.

        SECTION 3.7 MINIMUM NET WORKING CAPITAL. As of the Closing Date, the value of existing Accounts Receivable PLUS existing Inventory MINUS current trade payables as reflected on the Closing Balance Sheet is at least $175,000.00.

        SECTION 3.8 PERSONAL PROPERTY.

                (a) Seller has good and marketable title to all of its Furniture, Fixtures, and Equipment and other items of personal property included among the Purchased Assets, free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind or of any nature.

                (b) SECTION 3.8 of the Disclosure Schedule contains a list of all leases for Furniture, Fixtures, and Equipment, or other items of personal property included among the Purchased Assets as of the Closing Date. True and correct copies of each lease listed on Section 3.8 of the Disclosure Schedule are attached thereto. Each of the Furniture, Fixtures, and Equipment leases described on Section 1.3 of the Disclosure Schedule is in full force and effect, there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults with respect to such leases. Except as shown on SECTION 3.14 of the Disclosure Schedule, all such leases are fully assignable, however in some cases consent, which shall not be unreasonably withheld, may be required.

                (c) All Furniture, Fixtures, and Equipment, and other items of personal property included among the Purchased Assets are in good operating condition as of the Closing Date and none of the Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs, the cost of which will not vary materially from historic patterns. The Purchased Assets include all rights, properties, interest in properties, and assets necessary to permit Purchaser to carry on the Business as the same has heretofore been conducted by Seller.

        SECTION 3.9 LEASED PREMISES OF SELLER. SECTION 3.9 of the Disclosure Schedule contains a description of the office and warehouse space leased by Seller for the Division (the "LEASED PREMISES"). True and correct copies of the current leases with respect to the Leased Premises are attached to Section 3.9 of the Disclosure Schedule. Each of the leases disclosed in Section 3.9 of the Disclosure Schedule is in full force and effect and there are no defaults or events of default, real or



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

claimed, or events which with notice or lapse of time or both would constitute defaults thereunder. Seller's interest in each of such leases is free and clear of any mortgages or liens, and is fully assignable without the consent of any third party other than the lessor. The Leased Premises are occupied only by the Division. Seller agrees to use its best efforts to (i) obtain the consent of the lessor of the Leased Premises to the assignment of the lease to Seller but in any event shall obtain such consent within ten (10) business days from the Closing Date, and (ii) will deliver such consent to Purchaser once obtained.

        SECTION 3.10 INTELLECTUAL PROPERTY. Seller owns, or is licensed or otherwise has the full and exclusive right to use, all Intellectual Property, including without limitation all patents, trademarks, trade names, copyrights, technology, third-party licensed software, know-how and processes used in or necessary for the conduct of the Business as heretofore conducted. SECTION 3.10 of the Disclosure Schedule contains an accurate and complete description of (a) all patents, trademarks, trade names and copyrights used or proposed to be used by Seller in conducting and operating the Business, all applications therefor, and a summary of the terms of all licenses and other agreements relating thereto and (b) a summary of the terms of all agreements relating to technology, know-how or processes which the Seller is licensed or authorized to use by others in relation to the Business. Except as set forth in Section 3.10 of the Disclosure Schedule, Seller has the sole and exclusive right to use the patents, trademarks, trade names, copyrights, technology, third-party licensed software, know-how and processes referred to in Section 3.10 of the Disclosure Schedule, and the consummation of the transactions contemplated hereby will not alter or impair any such rights; no claims have been asserted by any person to the use of any such patents, trademarks, trade names, copyrights, technology, third-party licensed software, know-how or processes or challenging or questioning the validity or effectiveness of any such license or agreement, and Seller does not know of any valid basis for any such claim; and the use of such patents, trademarks, trade names, copyrights, technology, third-party licensed software, know-how or processes by Seller does not infringe on the rights of any person.

        SECTION 3.11 COMPLIANCE WITH LAWS. Seller, to the best of its knowledge, is not subject to any judgment, order, writ, injunction, or decree that adversely affects, or might in the future reasonably be expected to adversely affect any of the Purchased Assets or the Business. Seller is, to the best of its knowledge, in substantial compliance with all laws applicable to the Business and the Purchased Assets, including without limitation, all laws related to zoning, occupational safety, labor, wages, working hours, working conditions, environmental protection, and fair business practices. Seller, to the best of its knowledge, has all permits, licenses, approvals, consents, and authorizations which are required for the operation of Seller's business under federal, state, or local laws, rules, and regulations.

        SECTION 3.12 LITIGATION. Except as set forth in SECTION 3.12 of the Disclosure Schedule, there are no formal or informal complaints, investigations, claims, charges, arbitration, grievances, actions, suits, or proceedings pending, or to the knowledge of Seller threatened against, or affecting the Business, or any of the Purchased Assets at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. Seller is not subject to any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Purchased Assets or the Business.

        SECTION 3.13 BROKERS AND FINDERS. Except for the broker/finder's fee set forth in SECTION 3.13 of the Disclosure Schedule the payment for which Seller is solely responsible, Seller has not incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated hereby.



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

        SECTION 3.14 CONTRACTS. Each Contract pursuant to which Seller, with respect to the Business, has any obligation which extends past the Closing Date, the performance of which is to be assumed by Purchaser, is not terminable by Seller without premium, penalty, or other obligation upon thirty (30) days notice or less. Each of the Contracts is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults, the consequences of which, severally or in the aggregate, would have an adverse effect on the Business or financial condition of Seller. Except as reflected in Section 3.14 of the Disclosure Schedule, each of the Contracts may be assigned to Purchaser without the prior approval or consent of any other party, and any required consents to assignment of the Contracts have been obtained. None of the Contracts is for materials, supplies, equipment, or services in excess of the normal requirements of the Business. Seller has not granted any power of attorney with respect to the business, affairs, or assets of the Division that remains outstanding, and Seller is not a guarantor, surety, co-signer, co-maker, or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization, or other entity as it relates to the business of the Division. Seller has fulfilled all obligations required pursuant to the Contracts to have been performed by Seller prior to the date hereof;

        SECTION 3.15 GOVERNMENTAL APPROVAL AND CONSENTS. Seller has obtained all governmental approvals, authorizations, permits, and licenses required to permit the operation of the Business as presently conducted. SECTION 3.15 of the Disclosure Schedule contains a true and correct list of each such approval, authorization, permit, and license. Except as indicated on Section 3.15 of the Disclosure Schedule, no authorization, consent, approval, designation or declaration by, or filing with, any public body, governmental authority, bureau, or agency is necessary or required as a condition to the validity of this Agreement and the consummation of the transactions contemplated hereby.

        SECTION 3.16 ENVIRONMENTAL MATTERS. Seller, to the best of its knowledge has been in substantial compliance with all laws, rules and regulations relating to environmental protection, and Seller has not been notified or is otherwise aware that it is potentially liable, or is considered potentially liable, under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or any similar state law. To the knowledge of Seller, there are no actions, suits, regulatory investigations, or other proceedings pending or threatened against Seller relating to environmental protection nor does Seller have any reason to believe any such proceedings may be brought against it. To the best of Seller's knowledge, there have been no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, as any of such terms may be defined under federal, state or local law, on, in, at or about any of the facilities or properties of Seller.

        SECTION 3.17 REVENUE AND EXPENSES OF THE DIVISION. True and correct copies of the Statement of Income and Expenses and Balance Sheet of the Division for the twelve months then ended June 30, 2001 and for the thirty day period ended July 31, 2001 is attached as SECTION 3.17 to the Disclosure Schedule, and were prepared from the books and records of Seller in accordance with generally accepted accounting principles (except for the omission of footnotes) and present fairly the financial condition of the Division and the results of operations of the Division for the twelve months ended June 30, 2001 and the thirty day period ended July 31, 2001.

        SECTION 3.18 CORRECTNESS OF REPRESENTATIONS. To the best of its knowledge, no representation or warranty of Seller in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished to Purchaser hereunder contains any untrue statement of fact, or omits to state any fact necessary in order to make the statements contained therein not misleading. True copies of all mortgages, indentures, notes, leases, agreements, plans, contracts, and other instruments listed on or referred to in the Schedules delivered or furnished to Purchaser pursuant to this Agreement have been delivered to Purchaser.

             SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as follows:

        SECTION 4.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has all necessary power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

        SECTION 4.2 AUTHORITY. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary action on the part of Purchaser, and this Agreement is the legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and by the exercise of judicial discretion in accordance with equitable principles. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate Purchaser's articles of incorporation or bylaws, (ii) violate any provisions of law or any order of any court or any governmental unit to which Purchaser is subject, or by which its assets may be bound, or (iii) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Purchaser is a party or by which its assets or properties may be bound.

        SECTION 4.3. LITIGATION. There is no suit, action, proceeding, claim or investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser which would prevent Purchaser from consummating the transactions contemplated by this Agreement.

        SECTION 4.4. BROKERS AND FINDERS. Purchaser has not incurred any obligation or liability to any party for brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated hereby.

        SECTION 4.5. CORRECTNESS OF REPRESENTATIONS. No representation or warranty by Purchaser contained in or made in connection with this Agreement or the transactions herein contemplated contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein not misleading.

                           SECTION 5. INDEMNIFICATION

        For the purposes of this Section 5, the terms "LOSS" and "LOSSES" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, and reasonable attorneys' and other professional fees and expenses. All statements contained in any certificate, Exhibit or Schedule delivered by or on behalf of Purchaser or Seller pursuant to this Agreement shall be deemed representations and warranties hereunder by Purchaser or Seller and Parent Company, as the case may be. Any inspection, preparation, or compilation of information or Schedules, or audit of the inventories, properties, financial condition, or other matters relating to Seller conducted by or on behalf of Purchaser pursuant to this Agreement shall in no way limit, affect, or impair the ability of Purchaser to rely upon the representations, warranties, covenants, and agreements of Seller set forth herein.

        SECTION 5.1 AGREEMENT OF SELLER AND PARENT COMPANY TO INDEMNIFY
PURCHASER.

                (a) Subject to the terms and conditions of this Section 5, each of Seller and Parent Company hereby agrees to jointly and severally indemnify, defend, and hold harmless Purchaser from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Purchaser by reason of, resulting from, or based upon: (i) the inaccuracy or untruth of any representation or warranty of Seller or Parent Company contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Seller or Parent Company, in connection with the execution and delivery of this Agreement and the closing of the transactions contemplated hereby, (ii) the breach by Seller or Parent Company of any covenant or agreement made in or pursuant to this Agreement or any agreement executed by Seller or Parent Company, and delivered to Purchaser in connection with the Closing of the transactions contemplated hereby; and (iii) any Excluded Liability including the failure to comply with the bulk sales law.

                (b) Seller's obligation to indemnify Purchaser for Losses of the type described in subsection (i) of Section 5.1(a) hereof is subject to the condition that Seller shall have received notice of the Losses for which indemnity is sought on or before August 30, 2002. Seller's obligation to indemnify Purchaser for Losses of the type described in subsection (ii) of Section 5.1(a) hereof is subject to the condition that Seller shall have received notice of the Losses for which indemnity is sought on or before the expiration date of the restrictive covenant for which a Loss is claimed. Seller's obligation to indemnify Purchaser for Losses of the type described in subsection (iii) of Section 5.1(a) hereof is subject to the condition that Seller shall have received notice of the Losses for which indemnity is sought on or before on or before the third (3rd) anniversary of the Closing Date.

                (c) Purchaser's remedies against Seller for any Losses hereunder shall be cumulative, and the exercise by Purchaser of its right to indemnification hereunder shall not affect the right of Purchaser to exercise any other remedy at law or in equity, to recover damages, or to obtain equitable or other relief, PROVIDED, that Seller shall not be liable for damages in excess of the actual damages suffered by Purchaser as a result of the act, circumstance, or condition for which indemnification is sought AND Seller's maximum liability under this
        Section 5 shall not exceed the Purchase Price.

        SECTION 5.2 AGREEMENT OF PURCHASER TO INDEMNIFY SELLER.

                (a) Subject to the terms and conditions of this Section 5, Purchaser hereby agrees to indemnify, defend, and hold harmless Seller from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Seller by reason of, resulting from or based upon: (i) the inaccuracy or untruth of any representation or warranty of Purchaser, contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Purchaser, in connection with the execution and delivery of this Agreement or the closing of the transactions contemplated hereby, (ii) the breach by Purchaser of any covenant or agreement made in or pursuant to this Agreement or any agreement executed by Purchaser, and delivered to Seller in connection with the Closing of the transactions contemplated hereby; and (iii) any Assumed Liability.

                (b) Purchaser's obligation to indemnify Seller for Losses of the type described in subsection (i) of Section 5.2(a) hereof is subject to the condition that Purchaser shall have received notice of the Losses for which indemnity is sought on or before August 30, 2002. Purchaser's obligation to indemnify Seller for Losses of the type described in subsection (ii) of Section 5.2(a) hereof is subject to the condition that Purchaser shall have received notice of the Losses for which indemnity is sought on or before the expiration date of the restrictive covenant for which a Loss is claimed. Purchaser's obligation to indemnify Seller for any Loss of the type described in subsection (iii) of Section 5.2(a) is subject to the condition that Purchaser shall have received notice of the Losses for which indemnity is sought on or before the third (3rd) anniversary of the Closing Date.

                (c) Seller's remedies against Purchaser for any Losses hereunder shall be cumulative, and the exercise by Seller of its right to indemnification hereunder shall not affect the right of Seller to exercise any other remedy at law or in equity, to recover damages, or to obtain equitable or other relief, PROVIDED, that Purchaser shall not be liable for damages in excess of the actual damages suffered by Seller as a result of the act, circumstance, or condition for which indemnification is sought and Purchaser's maximum liability under this
        Section 5 shall not exceed the Purchase Price.

        SECTION 5.3 PROCEDURES FOR INDEMNIFICATION. As used herein, the term "INDEMNITOR" means the party against whom indemnity hereunder is sought, and the term "INDEMNITEE" means the party seeking indemnification hereunder. A claim for indemnification hereunder ("INDEMNIFICATION CLAIM") shall be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses.

                         SECTION 6. POST CLOSING MATTERS

        SECTION 6.1 FINANCING CONTINGENCY. In the event that Purchaser has not consummated its financing with First Colony Bank or other lender on terms satisfactory to Purchaser in its discretion, sufficient to pay the Final Cash Payment required in Section 2.2 hereof, upon Seller's receipt of written notice of such failure and request to rescind (the "RESCISSION NOTICE") the purchase and sale of the Business and the other transactions contemplated by this Agreement shall be rescinded in full. On or before thirty (30) days after Seller's receipt of the Rescission Notice, Seller shall return to Purchaser the Initial Purchase Payment MINUS any diminution in working capital as reflected on the then current financial statements of the Division, and Purchaser immediately upon receipt of such funds shall certify in writing that all steps necessary to deliver the Business and all the Purchased Assets to Seller have been taken by Purchaser. Purchase and Seller agree that in the event that Purchaser shall rescind the purchase and sale of the Business under this Section 6.1, Purchaser agrees that it shall cause the employment agreement of Anne Holcombe to be assigned to any subsequent purchaser of the Division with the written consent of Anne Holcombe, which consent shall not be unreasonably withheld.

        SECTION 6.2 FURTHER ASSURANCES. From and after the date hereof, Seller agrees, without further consideration, to execute and deliver promptly to Purchaser, such further consents, waivers, assignments, endorsements, and other documents and instruments, and to take all such further actions, as Purchaser may from time to time reasonably request, with respect to the assignment, transfer, and delivery to Purchaser of the Purchased Assets, and the fulfillment of any condition precedent to the obligations of Purchaser that was waived by Purchaser in order to close the transactions contemplated herein, and the consummation in full of the transactions provided for herein.

        SECTION 6.3 ASSIGNMENT OF PERMITS. Seller will use its best efforts to assign and transfer the Permits associated with the operation of the Division to Purchaser.

        SECTION 6.4 EMPLOYMENT OF EMPLOYEES. On the Closing Date, Purchaser shall offer employment to the seven (7) employees of Seller assigned to the Division and listed on SECTION 6.4 of the Disclosure Schedule, at their current rates of pay as set forth on Section 6.4 of the Disclosure Schedule, current vacation accrued at the Closing Date on Section 6.4 of the Disclosure Schedule, and Purchaser's standard benefits package, and from and after the date that Purchaser's right of rescission has expired as provided for in Section 6.1 above, further specifically agrees to assume all the obligations under the employment agreements for Anne Holcombe and Albert Burt III. Seller will use best efforts to encourage such employees to accept employment with Purchaser and will not attempt to retain or actually retain any employees assigned to the Division, without the prior written consent of Purchaser. All employees accepting Purchaser's offer of employment are referred to as the "Hired Employees." Seller shall be responsible for the payment of wages and benefits to Hired Employees, up to and including the Closing Date, PROVIDED that, Purchaser shall be responsible for the August 31, 2001 payroll. Purchaser shall be responsible for all costs and liabilities attributable to Hired Employees accruing on and after the Closing Date and for accrued personal time through and after the Closing Date. Purchaser agrees that none of the Hired Employees will be terminated during the first six months after the Closing Date (except for cause).

        SECTION 6.5 DISCHARGE OF BUSINESS OBLIGATIONS. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including without limitation any liabilities or obligations to employees (including any past-due payroll, payroll tax, and related obligations but not including accrued employee sick and vacation time).

                        SECTION 7. RESTRICTIVE COVENANTS

        SECTION 7.1 DEFINITIONS. As used herein, the following capitalized terms are used with the meanings thereafter ascribed:

        "AFFILIATE" means any person or entity directly or indirectly Controlling, Controlled by, or under common Control with Seller.

        "AREA" means the United States and Canada.

        "COMPETING ENTERPRISE" means any person or entity that is substantially engaged in the Business, except that any business related to any Excluded Assets shall not be deemed a "Competitive Enterprise".

        "CONTROL" means the power to direct the management and affairs of a person.

        "TRADE SECRETS" means information of the Division which derives economic value, actual or potential, from not being generally known and not being readily ascertainable by proper means to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, but shall not include Excluded Information. Trade Secrets may include both technical or non-technical data, including without limitation, (a) any process, machine, pattern, compilation, program, method, technique, formula, chemical formula, composition of matter, or device which (1) is not generally known or which the Seller, with respect to the Division has a reasonable basis to believe may not be generally known, (2) is being used or studied by the Division and is not described in a printed patent or in any literature already published and distributed externally by Seller with respect to the Division, and (3) is not readily ascertainable from inspection of a product of the Division; (b) any engineering, technical, or product specifications including those of features used in any current product of the Division or which may be so used, or the use of which is contemplated in a future product of the Division; (c) any application, operating system, communication system, or other computer software (whether in source or object code) and all flow charts, algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts, test data, documentation, or manuals related thereto, whether or not copyrighted, patented, or patentable, related to or used in the Division; or (d) information concerning the customers, suppliers, products, pricing strategies of the Division, personnel assignments and policies of the Division, or matters concerning the financial affairs and management of the Division; provided however, that Trade Secrets shall not include any Excluded Information. As used herein, "Excluded Information" means Proprietary Information (i) which has been voluntarily disclosed to the public by the Division, (ii) independently developed and disclosed by parties other than the Division, or (iii) that otherwise enters the public domain through lawful means or without misappropriation by Seller.

        SECTION 7.2 MUTUAL NON-SOLICITATION OF EMPLOYEES. Until the third (3rd) anniversary of the Closing Date:

                (a) Seller shall not directly or indirectly solicit, offer employment to, or hire any employee of Purchaser or any of its subsidiaries (including any Hired Employee) if (i) such employee is then an employee of Purchaser or any of Purchaser's subsidiaries, or (ii) such employee has terminated such employment within 180 days of such solicitation or offer; and

                (b) Purchaser shall not directly or indirectly solicit, offer employment to, or hire any employee of Seller or any of its subsidiaries if (i) such employee is then an employee of Seller or any of Seller's subsidiaries, or (ii) such employee has terminated such employment within 180 days of such solicitation or offer.

        SECTION 7.3 NON-SOLICITATION OF CUSTOMERS BY SELLER. Until the third
(3rd) anniversary of the Closing Date, neither Seller nor any Affiliate shall, within the Area, on such Seller's own behalf, on behalf of any Affiliate, or on behalf of any Competing Enterprise, solicit, contact, call upon, communicate with, or attempt to communicate with, any customer or prospect of the Division or any representative of any such customer or prospect of the Division, with a view to the sale or provision of any product, deliverable, or service competitive with any product, deliverable, or service sold, provided, or under development by the Division on the Closing Date, PROVIDED HOWEVER, this Section
7.3 shall not prohibit Seller from making solicitations in respect of Excluded Assets.

        SECTION 7.4 COVENANT NOT TO COMPETE BY SELLER. Until the third (3rd) anniversary of the Closing Date, each of Seller and Parent Company agrees that Seller, Parent Company, and/or any Affiliate of Seller or Parent Company shall not directly or indirectly, own, manage, operate, join, control, or be employed or engaged by, nor participate in the ownership, management, operation, or control of, any Competing Enterprise.

        SECTION 7.5 TRADE SECRETS. Seller for itself and each Affiliate acknowledges and agrees that all Trade Secrets, and all physical embodiments thereof, are a part of the Purchased Assets are confidential to and shall be and remain the sole and exclusive property of Purchaser. Seller for itself and each Affiliate agrees that all Trade Secrets will be held in trust and strictest confidence, that each Affiliate shall protect such Trade Secrets from disclosure, and that each Affiliate will make no use of such Trade Secrets without prior written consent of Purchaser. The obligations of confidentiality contained in this Section shall apply from the date of this Agreement and with respect to all Trade Secrets at all times thereafter, until such Trade Secret is not longer a trade secret under applicable law.

        SECTION 7.6 REMEDIES. Seller for itself and any Affiliate covenants and agrees that Purchaser by virtue of the consummation of the transactions contemplated by this Agreement is engaged in the Business in and throughout the Area, and that great loss and irreparable damage would be suffered by Purchaser if Seller should breach or violate any of the terms or provisions of the covenants and agreements set forth in this Section. Seller for itself and any Affiliate, further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve unto Purchaser the benefit of its bargain in the acquisition of the Business, including, without limitation, the good will thereof. Therefore, in addition to all the remedies provided in this Agreement, or available at law or in equity, Seller for itself and any Affiliate jointly and severally agrees Purchaser shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of any of the covenants or agreements of Seller contained in this Section 7. The existence of any claim, demand, action, or cause of action of Seller against Purchaser shall not constitute a defense to the enforcement by Purchaser of any of the covenants or agreements herein whether predicated upon this Agreement or otherwise, and shall not constitute a defense to the enforcement by Purchaser of any of its rights hereunder.

        SECTION 7.7 BLUE PENCILING. In the event that any one or more of the provisions, or parts of any provisions, contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted under applicable law. Specifically, but without limiting the foregoing in any way, each of the covenants of the parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any of such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

                          SECTION 8. GENERAL PROVISIONS

        SECTION 8.1 BULK SALES LAW WAIVER. Purchaser and Seller each agree to waive compliance by the other with the provisions of the bulk sales law or comparable law of any jurisdiction to extent that the same may be applicable to the transactions contemplated by this Agreement. Seller agrees to indemnify and hold Purchaser harmless from and against any loss, damage, liability, cost, expense or claim arising out of any failure to take any required actions under the bulk sales or comparable law of any state.

        SECTION 8.2 EXPENSES. Except as set forth in Section 2. hereof, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation, and execution of this Agreement and the Closing of the transaction contemplated hereby, including without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

        SECTION 8.3 NOTICE. All notices, requests, demands, and other communications hereunder shall be in writing and shall be delivered by hand or mailed by first class registered or certified mail, return receipt requested, first class postage prepaid, or by simultaneous telefax, as follows:

               (a)    If to Seller:   Medinex Systems, Inc.

                                      806 West Clearwater Loop
                                      Suite N
                                      Post Falls, ID 83854
                                      Attention: Tony Paquin, President & CEO
                                      Telephone:  (866) 633-4639
                                      Facsimile:  (208) 777-8904

               With a copy to:        Jeffery J. Crandall, PA
                                      1620 Northwest Blvd.
                                      Building B, Suite 300
                                      C'oeur d'Alene, ID
                                      Attention:
                                      Telephone:  (208) 676-8399
                                      Facsimile:  (208) 667-1939

               (b) If to Purchaser:   Anne Holcombe & Associates, Inc.
                                      225 Curie Drive
                                      Suite 600
                                      Alpharetta, Georgia  30005
                                      Attention:  Anne C. Holcombe
                                      Telephone:  (770) 664-0818
                                      Facsimile:  (770) 772-7918

               With a copy to:        Baker, Donelson, Bearman & Caldwell, PC
                                      3490 Piedmont Road
                                      Suite 650
                                      Atlanta, GA 30305
                                      Attention:  Gerardo M. Balboni II
                                      Telephone:   (404) 812-3100
                                      Facsimile:   (404) 812-3101

Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made, and if delivered by mail, the date on which such notice, request, instruction, or document is received shall be the date of delivery.

        SECTION 8.4 ASSIGNMENT. Except as provided in this Section 8.4, this Agreement shall not be assignable by any of the parties hereto without the written consent of the other, except, Purchaser may, without prior consent of Seller, (i) prior to Closing, assign all or part of Purchaser's rights and obligations under this Agreement to any (A) subsidiary of Purchaser PROVIDED that Purchaser guarantees the performance of all obligations due to Seller hereunder, and (B) persons providing financing to Purchaser, and (ii) after the Closing, assign its interest in this Agreement to any person or entity, without the consent of Seller. From and after any such assignment, the word "PURCHASER" shall mean such assignee.

        SECTION 8.5 HEADINGS. The Section, subsection, and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

        SECTION 8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

        SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Georgia without giving effect to its conflicts of law principles. The parties agree that any appropriate state court located in Fulton County, Georgia or the Federal Court located in the Northern District of Georgia, Atlanta Division shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts and agree not to object to forum or venue.

        SECTION 8.8 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

        SECTION 8.9 SURVIVAL. The covenants, representations, warranties, and agreements contained herein shall survive the Closing of the transactions contemplated herein, for the length of time that Purchaser or Seller, as the case may be, may assert an indemnification for a breach or violation of such covenant, representation, warranty, or agreement pursuant to Section hereof.

        SECTION 8.10 ARBITRATION. Any controversy, dispute, or claim arising out of or relating to this Agreement or a claimed default hereunder, other than requests for injunctive relief or damages for a breach of a Restrictive Covenant including without limitation Sections 7.2, 7.3, 7.4, and 7.5 hereof, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the "AAA"), by which each party will be bound.

        SECTION 8.11 REPRESENTATION BY COUNSEL. Seller on one hand and Purchaser on the other had the opportunity to be represented by counsel in the negotiation and execution of this Agreement.


      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURES ON NEXT PAGE]

                                 SIGNATURE PAGE
                                       TO
                            ASSET PURCHASE AGREEMENT


        IN WITNESS WHEREOF, each party hereto has executed this Agreement, or caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the Closing Date.

                                            SELLER:

                                            PINNACLE MEDSOURCE, INC.


                                            By:
                                               ---------------------------------
                                               Anthony Paquin, President
Attest:


----------------------------------
Gary Paquin, Secretary


                                            PURCHASER:

                                            ANNE HOLCOMBE & ASSOCIATES, INC.


                                            By:
                                               ---------------------------------
                                               Anne C. Holcombe, President
Attest:


----------------------------------
Stanley E. Holcombe, Secretary

        Parent Company joins in the making and execution of this Agreement for the purpose of acknowledging and agreeing to the representations and warranties made by it in Section 3 and its obligations under Section 5 and Section 7 of this Agreement.

                                            PARENT COMPANY:

                                            MEDINEX SYSTEMS, INC.


                                            By:
                                               ---------------------------------
                                               Anthony Paquin, President & CEO
Attest:


----------------------------------
Gary Paquin, Secretary

                                   SCHEDULE 1
                                       TO
                            ASSET PURCHASE AGREEMENT

                               DISCLOSURE SCHEDULE

SECTION 3.1 LOCATION OF PURCHASED ASSETS

        225 Curie Drive, Suite 600, Alpharetta, Georgia

SECTION 3.3 LIENS & ENCUMBRANCES ON PURCHASED ASSETS

        UCC financing statements showing current liens are attached

SECTION 3.4 LIST OF BANK ACCOUNTS

        1. First Colony Bank checking account no. 0040110

        2. First Colony Bank savings account no. 0040638

SECTION 3.5 AGED ACCOUNTS RECEIVABLE AT CLOSING

        [Attached aged listing of Accounts Receivable]

SECTION 3.8 PERSONAL PROPERTY LEASES

        1. Lease with Pitney Bowes Credit Corporation dated August 4, 1999 for Pitney Bowes photocopier, maintenance, and supplies.

SECTION 3.9 LEASED PREMISES

        225 Curie Drive, Suite 600, Alpharetta, Georgia; copy of current lease dated March 16, 1998, Amendment #1 dated February 7, 2000, and Amendment #2 dated February 28, 2001.

SECTION 3.10 INTELLECTUAL PROPERTY

        1. the trade name "Pinnacle Medsource"

        2. "pinnaclemedsource.com"

        3. customer catalog and design

        4. Pinnacle Medsource logo

SECTION 3.12 LITIGATION

        Employment related litigation between Seller and Steve Miller, Case No. 00VS006191-E, Stephen Miller v. Pinnacle Medsource, Inc. and Medinex Systems, Inc., filed in the Clerk of Court's office for the State Court of Fulton County, Georgia on [July 6, 2001]

SECTION 3.13 BROKERS AND FINDERS OF SELLER

        $25,000 broker/finder fee due to The Business House

SECTION 3.14 CONTRACT CONSENTS TO ASSIGNMENT

        1. The Offices Premises lease

SECTION 3.15 GOVERNMENTAL APPROVALS AND CONSENTS

        None

SECTION 3.17 FINANCIAL STATEMENTS

        [Attached hereto]

SECTION 6.4 EMPLOYEES ASSIGNED TO DIVISION

        Albert Burt III

        Anne Holcombe

        DeVon Drysdale

        Joe Miller

        Danna Pendleton

        Cathy McKenna

        Sheila Morgan